EXHIBIT 12

                MINNESOTA MINING AND MANUFACTURING COMPANY
                      AND SUBSIDIARIES


            CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollars in millions)


               Three Months
                   Ended
                  March 31,
                      1994    1993    1992    1991    1990
1989
EARNINGS
 Income Before
 Income Taxes,
 Minority Interest
 and Cumulative
 Effect of
 Accounting Changes   $502  $2,002  $1,947  $1,877  $2,135
$2,099

Add:
 Interest on debt       17      50      76      97      98
98

 Interest component
  of the ESOP
  benefit expense       10      41      42      44      45
- - -

 Portion of rent under
  operating leases
  representative of
  the interest
  component             12      47      47      47      44
35

Less:
 Equity in undistributed
  income of 20-50%
  owned companies        -      -       (1)     (6)      1
4
                    ------ ------   ------  ------  ------
- - ------
  TOTAL EARNINGS
  AVAILABLE           $541 $2,140   $2,113  $2,071  $2,321
$2,228
  FOR FIXED CHARGES ====== ======   ======  ======  ======
======


FIXED CHARGES

 Interest on debt      $17    $50      $76     $97     $98
$98

 Interest component
  of the ESOP
  benefit expense       10     41       42      44      45
- - -

 Portion of rent under

  operating leases
  representative of
  the interest
  component             12     47       47      47      44
35
                    ------ ------   ------  ------  ------
- - ------
  TOTAL FIXED CHARGES  $39   $138     $165    $188    $187
$133
                    ====== ======   ======  ======  ======
======

  RATIO OF EARNINGS TO
  FIXED CHARGES      13.87  15.51    12.81   11.02   12.42
16.75